Exhibit 10.3

CONFIDENTIAL

SEPARATION, RELEASE AND

CONSULTING SERVICES AGREEMENT

THIS SEPARATION RELEASE AND CONSULTING SERVICES AGREEMENT (“Agreement”), is entered into as of May 3, 2007, by and between Dyax Corp., a Delaware corporation with a principal place of business at 300 Technology Square, Cambridge, MA 02139 (“Dyax”) and Thomas R. Beck, M.D. of 345 Silver Hill Road, Concord, MA 01742 (“Beck”).

In consideration of the mutual covenants contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Dyax and Beck hereby agree as follows:

1.                                      Termination.

Beck’s employment with Dyax terminated as of May 3, 2007 (the “Termination Date”).  Furthermore, by this Agreement and in consideration for the compensation and other benefits provided to Beck hereunder, Beck acknowledges and agrees that all rights provided to him under his employment offer letter, dated May 31, 2005 (the “Offer Letter”), and his “change in control” agreement, also dated May 31, 2005, are hereby terminated.

2.                                      Consulting Services.

Upon Dyax’s receipt of a fully-executed copy of this Agreement, and upon the expiration of the seven-day period referenced in Section 16 below without revocation of this Agreement by Beck, Dyax will engage Beck as a consultant through the Term of this Agreement, to provide strategic and operational advice with respect to clinical, regulatory and product development functions within Dyax, together with such other responsibilities as the Chief Executive Officer may designate in connection therewith (the “Consulting Services”), all in accordance with the following:

(a)                                  Beck shall be accountable to the Chief Executive Officer and shall perform and discharge, faithfully and to the best of Beck’s ability, all duties and responsibilities hereunder in a professional manner in accordance with the terms and conditions of this Agreement and the policies set by Dyax from time to time.

(b)                                 Beck acknowledges and agrees that the Consulting Services may include attendance at meetings (both at Dyax and offsite) and reasonable travel activities.

(c)                                  In performing the Consulting Services, Beck shall not be authorized to take any external action on behalf of Dyax without Dyax’s prior written consent.

(d)                                 At all times during the term of this Agreement, Beck is and shall be an independent contractor in providing the Consulting Services hereunder.  Except as expressly set forth herein, this Agreement shall not be deemed or construed to create a partnership or joint venture, to create the relationships of employee/employer or principal/agent, or otherwise create any liability whatsoever of either party with respect to the indebtedness, liabilities, obligations or actions of the other party or any of their employees or agents, or any other person or entity.

3.                                      Consulting Schedule; Availability.

During the Term of this Agreement, Beck shall be available to perform the Consulting Services upon request, from time-to-time, according to a schedule mutually agreed upon by Chief Executive Officer and Beck in advance. Beck represents and warrants that he is not under any contractual obligation or other restriction which is inconsistent with Beck’s execution of this Agreement or the performance of the Consulting Services.  Furthermore, Beck covenants that, during the Term of this Agreement, he will not enter into any agreement, either written or oral, which conflicts with this Agreement or limits the ability of Beck to furnish the Consulting Services in any way.

4.                                      Consulting Fees.

In consideration for the performance of Consulting Services and Beck’s other obligations hereunder, Dyax will pay Beck:

(a)          a consulting fee equal to $29,466.66 per month during the Term of this Agreement, payable no more frequently than bi-weekly; and

(b)         if and to the extent that Beck is required to perform the Consulting Services above and beyond fifty (50) working days during the term of this Agreement, an additional consulting fee of $2,500 per day for each such day.  Dyax agrees that it will not require Beck to perform the Consulting Services for more than ten (10) days per month during the first five (5) months of the Term of this Agreement and no more than five (5) days per month during the remaining four (4) months of the Term of the Agreement.

Dyax acknowledges and agrees that, prior to the execution of this Agreement, Beck was entitled to a minimum of six (6) months severance pursuant to the terms of the Offer Letter.  Therefore, the equivalent of six (6) months severance at the rate of Beck’s base salary at the Termination Date does not constitute consideration for this Agreement.

5.                                      Reimbursement of Expenses.

Dyax will reimburse Beck on a monthly basis for all pre-authorized out-of-pocket expenses and travel reasonably requested by Dyax in connection with the Consulting Services.  Reimbursement of such expenses shall be made by Dyax only after receipt of an itemized statement from Beck with actual bills, receipts, or other reasonable evidence of expenses.

6.                                      Stock Options.

A schedule setting forth all of the vested and unvested stock options granted to Beck prior to the Termination Date is attached to this Agreement as Exhibit A.  As additional consideration for the performance of Consulting Services and Beck’s other obligations hereunder, Dyax and Beck hereby agree that, notwithstanding anything to the contrary contained in any prior agreement, any and all of Beck’s vested stock options will remain exercisable by Beck for a period of two (2) years following the termination of this Agreement.  Beck acknowledges and agrees that this extension will cause any such options which had previously been qualified as Incentive Stock Options under Section 422 of the Internal Revenue Code to become non-qualified options and loose, irrevocably, any tax-advantaged treatment previously available. Dyax represents that this extension is permissible under all applicable laws and stock option plans.

Any and all of Beck’s unvested stock options will terminate as of the Termination Date.

7.                                      Benefits.

(a)                                  Group Health and Dental Coverage.  From and after the Termination Date, Beck shall continue to be eligible to receive group health and dental insurance as provided by federal COBRA law.  During the Term of this Agreement, the cost of such insurance shall be shared between Dyax and Beck to the same extent it was shared while Beck was an employee of Dyax.  After the termination of this Agreement, Beck shall be solely responsible for the cost of such insurance. Beck agrees to notify Dyax promptly when he is covered by another plan.

(b)                                 Retirement Plans.  Beck shall be entitled to any vested benefit in the Dyax 401(k) Plan earned as an employee of Dyax prior to the Termination Date.  Service credit will cease as of the Termination Date.

(c)                                  Vacation Pay.  Beck acknowledges that he has received full payment for all accrued unused paid time off earned as an employee of Dyax prior to the Termination Date.

(d)                                 D&O Insurance.  Beck will continue to be covered by Dyax’s Directors & Officers (D&O) insurance policy in accordance with the terms of such policy.  In addition, the by-laws of Dyax require Dyax, to the fullest extent permitted by the General Corporation Law of the State of Delaware (the state in which Dyax was incorporated), to indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of Dyax.

(e)                                  Cessation of Other Benefits. Except as expressly stated herein, Beck shall not be entitled to participate in, or receive benefits under, any of Dyax’s employee benefit plans or arrangements.

8.                                      Competition Solicitation.

(a)                                  During the Term of this Agreement, and for a period of two (2) years thereafter, Beck shall not, without Dyax’s prior written consent, directly or indirectly, as principal, employee, consultant, partner or stockholder of, or in any capacity with, any business enterprise (other than as a holder of not more than 1% of the combined voting power of the outstanding stock of a publicly held company) develop, design, produce, market, sell or render (or assist any other person or entity in developing, designing, producing, marketing, selling or rendering) any product, process or service: (i) which is identical to, substantially the same as, or an adequate substitute for any product, process or service of Dyax in existence or under development during the term of this Agreement and on which Beck worked or about which Beck acquired Confidential Information (as defined in the Confidentiality Agreement between Dyax and Beck, dated May 31, 2005 (the “Beck Confidentiality Agreement”); and (ii) which is (or could reasonably be anticipated to be) marketed, distributed or provided in such a manner as to actually compete with the product, process or service of Dyax.

(b)                                 During the Term of this Agreement (as defined below), and for a period of one (1) year thereafter, Beck shall not, without Dyax’s prior written consent, directly or indirectly, as principal, employee, consultant, partner or stockholder of, or in any capacity with, any business enterprise (other than as a holder of not more than 1% of the combined voting power of the outstanding stock of a publicly held company): (i) solicit, take away or hire any employees or exclusive consultants of Dyax; (ii) knowingly solicit or divert any of the business being conducted by Dyax; (iii) knowingly solicit, divert or accept any business that is being actively pursued by Dyax with any customer or partner; or (iv) divert investors or potential investors from Dyax.

9.                                      Nondisparagement.

(a)                                  Beck agrees that he will not make any disparaging remarks to any third party concerning Dyax or any of its officers, directors, agents, employees, successors and assigns which might damage or adversely affect their respective reputations, goodwill, or businesses.

(b)                                 Dyax agrees that none of its officers or directors will make any disparaging remarks to any third party concerning Beck, or any other comments to any third party regarding Beck which might damage or adversely affect his reputation, goodwill, or business.

10.                               Intellectual Property.

Beck shall promptly and fully disclose to Dyax any and all inventions, improvements, discoveries, developments, original works of authorship, trade secrets, or other intellectual property (whether or not reduced to practice and whether or not protectible under state, federal or foreign patent, copyright, trade secrecy or similar laws) conceived, developed or reduced to practice by Beck or any of his employees in connection with the performance of the Consulting Services or resulting from the Confidential Information acquired or generated by Beck during the term of this Agreement (“Intellectual Property”).  Beck agrees to assign, and does hereby assign, to Dyax and its successors and assigns, without further consideration, the entire right, title and interest in and to the Intellectual Property. Beck further agrees to execute all applications for patents and/or copyrights, domestic or foreign, assignments and other papers necessary to secure and enforce rights related to such Intellectual Property.

11.                               Confidential Information.

Beck acknowledges and agrees that he has continuing obligations to Dyax pursuant to Section 1(a)-(d) of the Beck Confidentiality Agreement.

12.                               MUTUAL RELEASE.

Beck for himself, executors, heirs, administrators, assigns, and anyone else claiming by, through or under him, irrevocably and unconditionally, releases, and forever discharges Dyax from, and with respect to, any and all debts, demands, actions, causes of action, suits, covenants, contracts, wages, bonuses, damages and any and all claims, demands, liabilities, and expenses (including attorneys’ fees and costs) whatsoever of any name or nature both in law and in equity, whether known or unknown (“Claim”) which Beck now has, ever had or may in the future have against Dyax by reason of any matter, cause or thing which has happened, developed or occurred before the execution of this Agreement, including, but not limited to, (i) any and all claims, asserted or unasserted, arising from employee’s employment with or separation from Dyax, and specifically including any claims employee may have under any federal, state or local labor, employment, discrimination, human rights, civil rights, wage/hour, pension, or tort law, statute, order, rule, regulation or public policy, including but not limited to, those arising under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the Americans With Disabilities Act of 1990, the Civil Rights Acts of 1964 and 1991, the Civil Rights Act of 1866, Employee Retirement Income Security Act of 1974, the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, the Massachusetts Fair Employment Practices Act, the Massachusetts Payment of Wages Statute, and Chapters 149 through 154 of the Massachusetts General Laws, (ii) those arising under common law, including but not limited to claims or suits for intentional interference with contractual relations, breach of the implied covenant of good faith and fair dealing, breach of contract, wrongful termination, negligent supervision, negligence, intentional and negligent infliction of emotional distress, defamation, false imprisonment, libel, and slander, and (iii) any other action or grievance against the other party based upon any conduct whatsoever, which has happened, developed, or occurred before the signing of this Agreement.  It is expressly agreed and understood that the release contained herein is a GENERAL RELEASE.  In the event that Beck institutes any action hereby released or to which he has agreed not to sue, the claim shall be dismissed immediately upon presentation of this Agreement.  Beck further agrees not to institute any charge, complaint, or lawsuit to challenge the validity of this Agreement or the circumstances surrounding its execution.

Dyax agrees to release and forever discharge Beck from liability for any and all claims, damages, causes of action, both in law and equity, which Dyax now has or may have, whether known or unknown, suspected or unsuspected, and whether asserted or not, against Beck including, but not limited to, any claims arising out of or connected with Beck’s employment by Dyax and his termination there from, except for the following: (1) any claim related to any intentional or negligent tort or omission committed or omitted by Beck; (2) any claim which may arise based on any act or omission occurring after the execution of this Agreement; or (3) any claim for breach of this Agreement.

13.                               Return of Property.

Upon request of Dyax made at any time on or after the Effective Date, Beck shall return all property belonging to Dyax, including but not limited to papers, files, documents, reference guides, equipment, keys, identification, credit cards, software, computer access codes, disks, supplies and institutional manuals, and Beck shall not retain any copies, duplicates, reproductions or excerpts of any of the foregoing.

14.                               Breach.

Except as provided in Section 17(b) below, Beck agrees that the compensation and benefits contained in this Agreement and which flow to Beck from Dyax are subject to termination, reduction, cancellation or repayment in the event that Beck takes any action or engages in any conduct in violation of this Agreement.  Beck further acknowledges that any breach of this Agreement by Beck may cause irreparable damage to Dyax and that in the event of such breach, Dyax shall be entitled, in addition to monetary damages and to any other remedies available to Dyax under this Agreement and at law, to equitable relief, including injunctive relief.  In the event that Beck institutes legal proceedings to enforce this Agreement, the sole remedy available to Beck shall be enforcement of the terms of this Agreement and/or a claim for damages resulting from the breach of this Agreement, but that under no circumstances shall Beck be entitled to receive or collect any damages for claims that Beck has released under this Agreement.

15.                               Time to Consider Agreement.

Beck acknowledges that he has been advised to consult with an attorney and has had ample time to consult with an attorney of his choice, and has been given a period of at least twenty-one days within which to consider whether to sign this Agreement.  Beck may sign this Agreement prior to the end of this twenty-one day period, provided that Beck does this knowingly and voluntarily.

16.                               Revocation.

It is agreed that for a period of seven days following the execution of this Agreement, which period shall end at 11:59 p.m. on the seventh day following the date of execution by Beck, Beck may revoke this Agreement.  This Agreement will not become effective until this revocation period has expired (the “Effective Date”).  This seven-day revocation period cannot be shortened by agreement of the parties or by any other means.

17.                               Term and Termination.

(a)                                  The term of this Agreement shall commence on the Effective Date and, unless earlier terminated in accordance with Section 17(b) below, shall continue though February 10, 2008 (the “Term”).

(b)                                 In the event of a breach or default of a material provision of this Agreement by either party, the other party can terminate this Agreement immediately upon written notice to the other party.  For the avoidance of doubt, the parties agree that Sections 8, 9, 10, 11 and 12 are all material provisions of this Agreement and that upon any breach by either party of their respective obligations thereunder, the non-breaching party can terminate this Agreement immediately upon written notice to the breaching party.   In the event of any termination of this Agreement, Dyax shall be obligated to pay to Beck the greater of (i) any amounts owed pursuant to this Agreement through the effective date of such termination or (ii) the equivalent of (A) six (6) months severance at the rate of Beck’s monthly base salary at the Termination Date, less (B) any amounts already paid to Beck under this Agreement through the effective date of such termination.

(c)                                  Sections 8, 9, 10, 11, 12, 13, 14, 17, 19, 21 and 22 shall survive termination of this Agreement.

18.                               Acknowledgements.

Beck acknowledges that in exchange for entering into this Agreement he has received good and valuable consideration in excess of that to which he would otherwise have been entitled in the absence of this Agreement.  This consideration includes, but is not limited to, a portion of the the consulting fees payable to Beck as described in Section 4, extending the period under which his stock options may be exercised as described in Section 6, and extending Dyax’s obligation to pay its portion of COBRA benefits as described in Section 7(a).  Beck further acknowledges the sufficiency of that consideration.

19.                               Governing Law.

This Agreement shall be governed in all respects, including construction, validity, terms, performance and waiver, by the laws of the Commonwealth of Massachusetts without giving effect to the conflicts of laws rules therefor.  Both parties agree to submit to jurisdiction in Massachusetts and further agree that any cause of action arising under this Agreement may be brought in a court in Middlesex County, Massachusetts.

20.                               Notices.

Any notice or other communication required or which may be given hereunder shall be in writing and either be personally delivered or be mailed, certified, registered or overnight mail, postage prepaid and shall be deemed given when or so delivered or, if mailed, 72 hours after the time of such mailing, as follows:

If to Beck:	If to Dyax:

Thomas R. Beck 345 Silver Hill Road Concord, MA 01742 Facsimile: (978) 418-9177	Dyax Corp. 300 Technology Square Cambridge, MA 02139 Attention: Chief Executive Officer Attention: General Counsel Facsimile: (617) 225-2501

Each party may change the persons and addresses to which notices or other communications are to be sent by giving written notice of any such change in the manner provided for herein for giving notice.

21.                               Disputes.

Any controversy or claim arising out of or relating to this Agreement or breach thereof shall be settled by arbitration in Boston, Massachusetts in accordance with the Commercial Arbitration Rules of the American Arbitration Association and according to the laws of the Commonwealth of Massachusetts.  Judgment upon any award rendered by arbitration may be entered in any court having jurisdiction thereof.  Costs and fees of the arbitrators shall be paid equally by the parties, and each party shall be responsible for its own fees and expenses of the arbitration, unless the arbitrators’ award provides otherwise.

22.                               Use of Names.

Beck agrees that he will not disclose, directly or indirectly, the existence of this Agreement or any terms or provisions of this Agreement without prior written consent of Dyax, except: (a) to members of Beck’s immediate family, on the condition that they be advised that they cannot further disclose the same to others; (b) as may be necessary to obtain professional legal and/or tax advice; and (c) as required by applicable law.  For purposes of this paragraph, “immediate family” includes spouse, parents and children.  In addition, neither party shall use the name of the other party in any public document, statement, advertisement or release without the prior consent of such party.

23.                               Parties Bound: Assignment.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns provided however, neither Beck nor Dyax may assign this Agreement without the prior written consent of the other party which may be reasonably withheld in the sole discretion of such party.

24.                               Amendment: Waiver.

No modification or amendment hereof shall be valid and binding, unless it be in writing and signed by the parties hereto. The waiver of any provisions hereof shall be effective only if in writing and signed by the parties hereto, and then only in specific instance and for the particular purpose for which it was given. No failure to exercise, and no delay in exercising, any right or power hereunder shall operate as waiver thereof.

25.                               Entire Agreement.

This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof and supersedes all previous written or oral representations, agreements and understandings between Dyax and Beck including, without limitation, the Offer Letter (except as provided above) and “change of control” agreement described in Section 1.  Notwithstanding the foregoing, the parties agree that Sections 1(a)-(d) of the Beck Confidentiality Agreement shall remain in effect in accordance with their terms.

IN WITNESS WHEREOF, the parties have signed this Agreement as of this 3rd day of May, 2007.

DYAX CORP.

By: Stephen S. Galliker,
Executive Vice President, Finance and
Chief Financial Officer

/s/ Stephen S. Galliker	May 3, 2007	/s/ Thomas R. Beck	May 3, 2007
Signature	Date	Thomas R. Beck	Date

EXHIBIT A

(See Attached Personnel Summary)

PERSONNEL SUMMARY

AS OF 5/1/2007

Report Type:         All

ID is equal to 013389294

Name	ID	Grant Number		Grant Date	Plan/ Type	Shares	Price	Exercised/ Released	Vested	Cancelled	Unvested	Outstanding/ Unrealesed	Exercisable/ Releasable

Beck, Thomas R.	013389294	00002344	*	1/19/2005	1995/NQ	2,500	$6,620	0	2,500	0	0	2,500	2,500
		00002345	*	2/18/2005	1995/NQ	2,500	$5,200	0	2,500	0	0	2,500	2,500
		00002542	*	3/19/20005	1995/NQ	5,000	$4,340	0	5,000	0	0	5,000	5,000
		00002543	*	4/19/2005	1995/NQ	5,000	$3,900	0	5,000	0	0	5,000	5,000
		00002544	*	5/19/2005	1995/NQ	5,000	$4,460	0	5,000	0	0	5,000	5,000
		00002563	*	6/1/2005	1995/ISO	80,000	$4,590	0	35,000	0	45,000	80,000	35,000

		00002564	*	6/1/2005	1995/ISO	11,786	$4,590	0	11,786	0	0	11,786	11,786

		00002565	*	6/1/2005	1995/NQ	8,214	$4,590	0	8,214	0	0	8,214	8,214

		00002684	*	12/8/2005	1995/ISO	1,902	$4,310	0	634	0	1,268	1,902	634

		00002685	*	12/8/2005	1995/NQ	23,098	$4,310	0	7,699	0	15,399	23,098	7,699

		00002743	*	7/3/2006	1995/ISO	38,562	$2,940	0	2,788	0	35,774	38,562	2,788

		00002744	*	7/3/2006	1995/NQ	61,438	$2,940	0	15,962	0	45,476	61,438	15,962

Account: Beck, Thomas R.						245,000		0	102,083	0	142,917	245,000	102,083

Totals						245,000		0	102,083	0	142,917	245,000	102,083

* This option requires acceptance before exercise, but has not yet been accepted.